Exhibit 99.1

PRESS RELEASE

MODUSLINK GLOBAL SOLUTIONS REPORTS FINANCIAL

RESULTS FOR THIRD QUARTER OF FISCAL 2009

WALTHAM, Mass., June 9, 2009 — ModusLink Global Solutions™, Inc. (NASDAQ: MLNK) today reported financial results for the third quarter of its fiscal year 2009, ended April 30, 2009.

Financial Summary

•	Net revenue of $231.5 million, a decrease of 3.2% from the third quarter of fiscal 2008
•	Gross margin as a percentage of revenue of 14.0% compared to 12.9% in the third quarter of the prior year
•	Operating income of $2.7 million compared to operating income of approximately breakeven for the third quarter of fiscal 2008
•	Net loss of $1.9 million, or ($0.04) per share, compared with net loss of $2.6 million, or ($0.05) per share, in the same period last year
•	Non-GAAP operating income of $16.1 million compared with $7.6 million in the third quarter of fiscal 2008
•	Cash, cash equivalents and marketable securities were $167.8 million at April 30, 2009, a $32.1 million increase from $135.7 million at January 31, 2009, the end of the second quarter of fiscal 2009

Consolidated Financial Results

“Although the economic slowdown continues to affect our business, we are encouraged with the overall third quarter results, which reflect the benefits of our value proposition to clients and the actions we have taken to rapidly and efficiently manage costs in response to market conditions,” said Joseph C. Lawler, chairman, president and chief executive officer. “As expected, revenues from existing client engagements were lower in the third quarter compared to the same quarter last year due to the market environment. However, our results include strong growth in revenue from new engagements, as clients continue to recognize the value of reducing costs through outsourcing their supply chain, and contributions from our recent acquisitions.”

“The cost reduction initiatives that we began in the first half of the fiscal year to align our business with unit volumes as well as our recent acquisitions contributed to a significant increase in gross margin as a percentage of revenue,” continued Lawler. “Our cost reduction initiatives are on track and drove a 24% reduction in SG&A in the third quarter. Moving forward, as we continue to add new engagements and implement our cost reduction plans, while maintaining our ability to provide excellent client service, we are positioning ModusLink to take advantage of the eventual market recovery.”

ModusLink reported net revenue of $231.5 million for the third quarter of fiscal 2009, a decrease of 3.2%, compared to net revenue of $239.2 million reported in the third quarter of fiscal 2008. Compared to the same period last year, third quarter fiscal 2009 revenue from new engagements increased by approximately $16.3 million, or 61%, and revenue from the Company’s base business declined approximately $38.8 million or 18.4%. In addition, revenue in the third quarter of 2009 from ModusLink Open Channel Solutions (ModusLink OCS) and ModusLink PTS, acquired in the third quarter of fiscal 2008 and the fourth quarter of fiscal 2008, respectively, was $16.9 million compared with $2.1 million contributed by ModusLink OCS in the third quarter of fiscal 2008.

Gross profit for the third quarter of fiscal 2009 was $32.4 million, or 14.0% of revenue, compared to $30.9 million, or 12.9% of revenue, in the third quarter of fiscal 2008. The increase in gross margin as a percentage of revenue was primarily due to the previously announced cost reduction initiatives as well as contributions from ModusLink OCS and ModusLink PTS.

Operating income for the third quarter of fiscal 2009 increased to $2.7 million compared to operating income of $10 thousand for the third quarter of fiscal 2008. Growth in operating income was primarily due to improved gross margin and a $7.1 million, or 24.3%, reduction in SG&A expenses as a result of the Company’s cost reduction initiatives and lower information technology related expenses, partially offset by a $5.4 million increase in restructuring costs.

Net loss for the third quarter of 2009 was $1.9 million, or ($0.04) per share, compared to net loss of $2.6 million, or ($0.05) per share, for the same period in fiscal 2008. Net results include a change in other income (expense) to an expense of $1.4 million in the third quarter of fiscal 2009 from an expense of $70 thousand in the third quarter of fiscal 2008. This change was primarily due to a decline in interest income and an increase in losses from affiliates, partially offset by gains related to an @Ventures liquidity event. Income tax expense was $3.2 million for both periods.

Excluding net charges related to depreciation, amortization of intangibles, stock-based compensation, restructuring and non-cash charges, the Company reported non-GAAP operating income of $16.1 million for the third quarter of fiscal 2009, a 112% increase from $7.6 million for the same period in fiscal 2008.

As of April 30, 2009, the Company had working capital of approximately $236.7 million compared with $217.4 million at January 31, 2009 and $238.7 million at July 31, 2008. Included in working capital as of April 30, 2009 was cash, cash equivalents and marketable securities totaling $167.8 million compared to cash, cash equivalents and marketable securities totaling $135.7 million at January 31, 2009 and $162.1 million at July 31, 2008. The Company concluded the quarter with no outstanding bank debt.

“During the third quarter, ModusLink increased its cash position by $32.1 million, primarily driven by $16.0 million of free cash flow from operations,” said Steven G. Crane, chief financial officer. “In addition, we generated $16.7 million in proceeds from @Ventures investing activities. With more than $167 million in cash and no debt, we continue to be supported by a strong balance sheet, which is an important asset in a market where financial strength and liquidity are key competitive differentiators.”

“While we are encouraged with our financial performance in the third quarter, ModusLink and its clients continue to operate in an extremely difficult environment, which we expect will continue to impact our revenues,” continued Crane. “However, we expect that our progress adding new business and reducing expenses while maintaining a strong balance sheet will enable us to benefit as the market environment improves.”

Stock Repurchase Program

The Company also announced that its Board of Directors has authorized the repurchase of up to $15 million of the Company’s common stock from time to time over the next 12 months.

“With our cost reduction initiatives taking effect, we believe that we are in an improved position to repurchase ModusLink shares, while maintaining the strength of our balance sheet, and therefore have authorized a new stock repurchase plan,” said Lawler. “We believe that shares of ModusLink are a very attractive investment for the Company and the repurchase plan reflects management’s commitment to increasing value for our shareholders.”

The timing and amount of any shares repurchased will be determined by the Company’s management based on its evaluation of market conditions and other factors. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The repurchase program may be suspended or discontinued at any time. Any repurchased shares will be available for use in connection with the Company’s stock plans and for other corporate purposes or may be retired. The repurchase program will be funded using the Company’s working capital.

Conference Call Information

As previously announced, ModusLink Global Solutions, Inc. will hold a conference call to discuss its fiscal 2009 third quarter results at 5:00 p.m. ET on June 9, 2009. Investors can listen to the conference call on the Internet at www.ir.moduslink.com. To listen to the live call, go to the website at least 15 minutes prior to the start time to download and install the necessary audio software.

Non-GAAP Information

The Company believes that its non-GAAP measure of operating income/(loss) (“non-GAAP operating income/(loss)”) provides investors with a useful, supplemental measure of the Company’s operating performance by excluding the impact of non-cash charges and restructuring activities. Each of the excluded items was excluded because it may be considered to be of a non-operational or non-cash nature. Historically, the Company has recorded significant impairment and restructuring charges. These charges, as well as charges related to depreciation, amortization of intangible assets and stock-based compensation, have been excluded for the purpose of enhancing the understanding by both management and investors of the underlying baseline operating results and trends of the business, which management uses to evaluate our financial performance for purposes of planning and forecasting future periods. Non-GAAP operating income/(loss) does not have any standardized definition and, therefore, is unlikely to be comparable to similar measures presented by other reporting companies. Non-GAAP operating income/(loss) should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with United States generally accepted accounting principles. The Company’s usage of non-GAAP operating income/(loss), and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that the Company will not, in fact, incur such charges in future periods. A table reconciling the Company’s non-GAAP operating income/(loss) to its GAAP operating income/(loss) and its GAAP net income/(loss) is included in the statement of operations information in this release.

About ModusLink Global Solutions, Inc. ModusLink Global Solutions, Inc. is a leader in global supply chain business process management. The Company executes critical processes for clients in the high technology and communications industries to provide competitive differentiation and enable new channel and new market opportunities. ModusLink Global Solutions’ integrated portfolio of supply chain outsourcing and technology solutions span four core competencies: supply chain, aftermarket, e-Business and entitlement management. The Company has headquarters in Waltham, Massachusetts and more than 25 facilities in 14 countries – giving it the largest global footprint in the industry. For additional information, visit www.moduslink.com.

ModusLink Global Solutions is a registered trademark of ModusLink Global Solutions, Inc. All other company names and products are trademarks or registered trademarks of their respective companies.

This release contains forward-looking statements, which address a variety of subjects including, for example, the prospects for adding new engagements, the efficiency gains expected to be realized as a result of the continued implementation of cost reduction actions, the Company’s ability to manage through the current economic environment and the Company’s ability to maintain a strong balance sheet. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: the Company’s success, including its ability to meet its revenue and operating income targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, sustain profitability, reach its long-term objectives and operate optimally, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its services; global economic conditions, especially in the technology sector are uncertain and subject to volatility; demand for our clients’ products may decline or may not achieve the levels anticipated by our clients; the Company’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; the Company may not realize the expected benefits of its restructuring and cost cutting actions; the Company may not be able to expand its operations in accordance with its business strategy; the Company’s cash balances may not be sufficient to allow the Company to meet all of its business and investment goals; the Company may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; the Company derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage the Company’s financial condition and results of operations; the Company frequently sells to its supply chain management clients on a purchase order basis rather than pursuant to contracts with minimum purchase requirements, and therefore its sales and the amount of projected revenue that is actually realized are subject to demand variability; risks inherent with conducting international operations; tax rate expectations are based on current tax law and current expected income and may be affected by the jurisdictions in which profits are determined to be earned and taxed, changes in estimates of credits, benefits and deductions, the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties and the ability to realize deferred tax assets; the mergers and acquisitions and IPO markets are inherently unpredictable and liquidity events for companies in the Company’s venture capital portfolio may not occur; and increased competition and technological changes in the markets in which the Company competes. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.

Contacts:

Investors-Financial:

Bob Joyce, 781-663-5120

Director, Investor Relations

ir@moduslink.com

or

Media:

Farrah Phillipo, 781-663-5096

PR and Communications Manager

farrah_phillipo@moduslink.com

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	April 30, 2009 (Third quarter)	January 31, 2009 (Second quarter)	July 31, 2008 (Fiscal year-end)
Assets:
Cash and cash equivalents	$167,503	$135,363	$160,585
Available-for-sale securities	338	333	1,517
Trade accounts receivable, net	165,833	186,930	213,096
Inventories, net	68,479	79,644	85,897
Prepaid and other current assets	8,336	10,200	12,820

Total current assets	410,489	412,470	473,915

Property and equipment, net	63,700	66,259	74,889
Investments in affiliates	14,570	29,313	34,558
Goodwill	25,708	25,708	190,012
Intangible assets, net	24,492	25,865	29,292
Other assets	6,757	6,742	7,894

	$545,716	$566,357	$810,560

Liabilities:
Current portion of capital lease obligations	$93	$129	$349
Accounts payable	106,563	129,275	168,190
Current portion of accrued restructuring	12,181	9,944	6,297
Accrued income taxes	1,448	1,679	1,027
Accrued expenses	45,183	43,248	52,817
Other current liabilities	6,436	8,426	3,653
Current liabilities of discontinued operations	1,927	2,348	2,840

Total current liabilities	173,831	195,049	235,173

Long-term portion of accrued restructuring	2,227	2,325	3,871
Long-term portion of capital leases obligations	34	16	55
Other long-term liabilities	18,677	19,336	21,648
Non-current liabilities of discontinued operations	2,808	2,964	3,839

	23,746	24,641	29,413
Stockholders' equity	348,139	346,667	545,974

	$545,716	$566,357	$810,560

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three months ended April 30,			Nine months ended April 30,
	2009	2008	Change	2009	2008	Change
Net revenue	$231,469	$239,203	(3.2%)	$783,343	$791,915	(1.1%)
Cost of revenue	199,034	208,318	(4.5%)	690,617	683,057	1.1%

Gross profit	32,435	30,885	5.0%	92,726	108,858	(14.8%)

	14.0%	12.9%		11.8%	13.7%

Operating expenses:
Selling, general and administrative	21,961	29,014	-24.3%	79,042	85,371	-7.4%
Amortization of intangibles	1,373	887	54.8%	4,113	2,395	71.7%
Impairment of goodwill	—	—	0.0%	164,682	—	100.0%
Restructuring, net	6,410	974	558.1%	13,484	3,342	303.5%

Total operating expenses	29,744	30,875	(3.7%)	261,321	91,108	186.8%

Operating income (loss)	2,691	10	—	(168,595)	17,750	(1049.8%)
Total other income (loss)	(1,382)	(70)	1874.3%	(10,177)	23,535	(143.2%)

Income (loss) from continuing operations before taxes	1,309	(60)	(2281.7%)	(178,772)	41,285	(533.0%)
Income tax expense	3,188	3,176	0.4%	10,677	7,392	44.4%

Income (loss) from continuing operations	(1,879)	(3,236)	(41.9%)	(189,449)	33,893	(659.0%)

Discontinued operations, net of income taxes:
Income (loss) from discontinued operations	(68)	677	(110.0%)	90	(39)	(330.8%)

Net Income (loss)	$(1,947)	$(2,559)	(23.9%)	$(189,359)	$33,854	(659.3%)

Basic and diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$(0.04)	$(0.06)	(33.3%)	$(4.17)	$0.71	(687.3%)

Income (loss) from discontinued operations	$0.00	$0.01	(100.0%)	$0.00	$0.00	0.0%

Net earnings (loss)	$(0.04)	$(0.05)	(20.0%)	$(4.17)	$0.71	(687.3%)

Shares used in computing basic earnings (loss) per share	45,276	48,493	(6.6%)	45,442	47,449	(4.2%)

Shares used in computing diluted earnings (loss) per share	45,276	48,493	(6.6%)	45,442	47,628	(4.6%)

ModusLink Global Solutions, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Information

(In thousands)

(Unaudited)

	Three months ended		Nine months ended
	April 30, 2009	April 30, 2008	April 30, 2009	April 30, 2008
Net revenue:
Americas	83,739	76,037	272,022	252,812
Asia	76,809	70,929	235,638	242,024
Europe	70,921	92,237	275,683	297,079

	$231,469	$239,203	$783,343	$791,915

Operating income (loss):
Americas	(3,067)	(2,908)	(88,804)	5,300
Asia	10,988	9,057	(43,811)	32,234
Europe	(1,802)	(1,964)	(24,464)	(5,891)

	6,119	4,185	(157,079)	31,643
Other	(3,428)	(4,175)	(11,516)	(13,893)

	$2,691	$10	$(168,595)	$17,750

Non-GAAP operating income (loss):
Americas	1,400	10	(2,935)	13,751
Asia	13,443	10,926	38,173	38,226
Europe	3,967	(49)	5,508	(657)

	18,810	10,887	40,746	51,320
Other	(2,715)	(3,311)	(8,951)	(11,365)

	$16,095	$7,576	$31,795	$39,955

Note: Non-GAAP operating income (loss) represents total operating income (loss), excluding net charges related to depreciation, amortization of intangible assets, stock-based compensation, and restructuring.

TABLE RECONCILING NON-GAAP OPERATING INCOME TO OPERATING INCOME (LOSS) AND NET INCOME (LOSS)

NON-GAAP Operating income	$16,095	$7,576	$31,795	$39,955

Adjustments:
Depreciation	(4,693)	(4,204)	(14,139)	(12,101)
Amortization of intangible assets	(1,373)	(887)	(4,113)	(2,395)
Impairment of goodwill	—	—	(164,682)	—
Stock-based compensation	(928)	(1,501)	(3,972)	(4,367)
Restructuring, net	(6,410)	(974)	(13,484)	(3,342)

Operating income (loss)	$2,691	$10	$(168,595)	$17,750

Other income (expense), net	(1,382)	(70)	(10,177)	23,535
Income tax expense	3,188	3,176	10,677	7,392
Income (loss) from discontinued operations	(68)	677	90	(39)

Net income (loss)	$(1,947)	$(2,559)	$(189,359)	$33,854

TABLE RECONCILING FREE CASH FLOW FROM OPERATIONS FOR THE THREE MONTH PERIOD ENDING APRIL 30, 2009

Net cash provided by operating activities of continuing operations	$18,019
Purchases of property and equipment	(2,068)

Free cash flow from operations	$15,951